3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

EXHIBIT 8.1

January 10, 2017

Brandywine Realty Trust

555 East Lancaster Avenue, Suite 100

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), and to Brandywine Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the offer and sale by the Company from time to time of up to 16,000,000 common shares of beneficial interest, $0.01 par value (the “Common Shares”) of the Company, pursuant to the Company’s prospectus supplement dated January 10, 2017 (the “Prospectus Supplement”) to the prospectus dated May 6, 2014 included in the registration statement on Form S-3 (No. 333-195740) (together with all pre- and post-effective amendments thereto to date, the “Registration Statement”). All capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

The opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the opinions expressed herein.

In rendering the opinions expressed herein, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including: (1) the Registration Statement (including the documents incorporated therein by reference); (2) the Amended and Restated Declaration of Trust of Company, as amended or supplemented through the date hereof; and (3) the Amended and Restated Agreement of Limited Partnership, as amended or supplemented through the date hereof, of the Operating Partnership.

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Brandywine Realty Trust

January 10, 2017

In rendering the opinions expressed herein, we have relied upon written representations as to factual matters of Company and Operating Partnership contained in a letter to us dated the date hereof regarding their consolidated assets, operations and activities (the “Management Representation Letter”). We have not made an independent investigation or audit of the facts set forth in the Management Representation Letter or in any other document. We consequently have relied upon the accuracy of the representations as to factual matters in the Management Representation Letter. After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon or the other assumptions set forth herein. Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Company, the Operating Partnership or any other person.

We have assumed, with your consent, that, insofar as relevant to the opinions expressed herein:

(1) Company has been and will be operated in the manner described in the Management Representation Letter and the Registration Statement (including in the documents incorporated therein by reference);

(2) all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms; and all of such documents have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine;

(3) all representations made in the Management Representation Letter (and other factual information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Management Representation Letter “to the best of knowledge,” “to the knowledge” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification; and

(4) all documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Brandywine Realty Trust

January 10, 2017

Based upon, subject to the foregoing and the discussion below, we are of the opinion that:

1. Commencing with its taxable year ended December 31, 1986, Company has, since the effective date of its REIT election, been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and Company’s proposed method of operation will enable it to continue to qualify for taxation as a REIT.

2. The discussion in the Registration Statement under the headings “Material Federal Income Tax Considerations” and “Material United States Federal Income Tax Consequences,” to the extent that it describes provisions of federal income tax law and regulations or legal conclusions with respect thereto, is correct in all material respects.

We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter. Company’s qualification for taxation as a REIT depends upon Company’s ability to meet, on a continuing basis, through actual annual operating and other results, the requirements of the Code, including the requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders and the diversity of its share ownership. We will not review Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter has been prepared for your use in connection with the Prospectus Supplement, including submission to the Securities and Exchange Commission as an exhibit to a current report filed on Form 8-K (the “Form 8-K”), to be filed by Company with the Securities and Exchange Commission on or about the date hereof, and speaks as of the date hereof. We do not purport to express any opinion herein concerning any law other than the federal income tax law of the United States. We consent to the filing of this legal opinion as an exhibit to the Form 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement, including the prospectus and Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP